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                                                                     EXHIBIT 5A
                          INVESTMENT ADVISORY AGREEMENT


        INVESTMENT ADVISORY AGREEMENT made as of this 1st day of July, 1996, between Travelers Asset Management International Corporation, a New York general business corporation (hereinafter "TAMIC") and Capital Appreciation Fund (hereinafter the "Trust"), a Massachusetts business trust established in Massachusetts by a Declaration of Trust dated March 19, 1982, as amended and/or restated from time to time (the "Declaration of Trust").

                                   WITNESSETH:

        WHEREAS, the Trust and TAMIC wish to enter into an agreement setting forth the terms upon which TAMIC will perform certain services for the Trust.

        NOW, THEREFORE, in consideration of the promise and the mutual agreements herein contained, the parties hereto agree as follows:

1. The Trust hereby employs TAMIC to manage the investment and reinvestment of the assets of the Trust and to perform the other services herein set forth, subject to the supervision of the Board of Trustees of the Trust (hereinafter the "Board") for the period and on the terms herein set forth. TAMIC hereby accepts such employment and agrees during such period, at its own expense, to render the services and to assume the obligations herein set forth for the compensation herein provided.

2. In carrying out these obligations to manage the investment and reinvestment of the assets of the Trust, TAMIC shall:

        a. obtain and evaluate pertinent economic, statistical and financial data and other information relevant to the investment policy of the Trust, affecting the economy generally and individual companies or industries, the securities of which are included in the Trust's portfolio or are under consideration for inclusion therein;

        b. be authorized to purchase supplemental research and other services from brokers at additional cost to the Trust;

        c. regularly furnish to the Board recommendations with respect to any investment program for approval, modification or rejection by the Board;

        d. take such steps as are necessary to implement the investment program approved by the Board; and

        e. regularly report to the Board with respect to implementation of the approved investment program and any other activities in connection with the administration of the assets of the Trust.

3. TAMIC may engage a sub-adviser to furnish investment management information and advice to assist TAMIC in carrying out its responsibilities under this Agreement.
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4.      Any investment program undertaken by TAMIC pursuant to this Agreement and any other activities undertaken by TAMIC on behalf of the Trust shall at all times be subject to any directives of the Board or any duly constituted committee thereof acting pursuant to like authority.

5. For the services rendered hereunder, TAMIC will receive an amount equivalent on an annual basis to 0.75% of the average daily net assets of the Trust, such fees to be deducted on each valuation date.

6. The services of TAMIC to the Trust hereunder are not to be deemed exclusive and TAMIC shall be free to render similar services to others so long as its services hereunder are not impaired or interfered with thereby.

7. If approved by a vote of a majority of the outstanding voting securities of the Trust (as defined in the Investment Company Act of 1940), this Investment Advisory Agreement:

        a. may not be terminated by TAMIC, without the prior approval of a new Investment Advisory Agreement by a vote of a majority of the outstanding voting securities of the Trust, and shall be subject to termination, without the payment of any penalty, upon sixty days' written notice to the investment adviser, by the Board or by a vote of a majority of the outstanding voting securities of the Trust;

        b. shall not be amended without prior approval of a majority of the outstanding voting securities of the Trust;

        c.     shall automatically terminate upon assignment by either party;
               and

        d. shall continue in effect for a period of more than two years from the date of its execution, only so long as such continuance is specifically approved (i) at least annually by a vote of a majority of the Board who are not parties to, or interested persons of any party to, such agreement, cast in person at a meeting called for the purpose of voting on such approval and at which the Board has been furnished such information as may be reasonably necessary to evaluate the terms of said agreement, or
               (ii) by a vote of a majority of the outstanding voting securities of the Trust.

8. This Agreement is made on behalf of the Trust by an officer or Trustee of the Trust, not individually, but solely as an officer or Trustee under the Declaration of Trust, and the obligations under this Agreement are not binding upon, nor shall resort be had to the private property of, any of the Trustees, shareholders, officers, employees or agents of the Trust personally, but shall bind only the Trust's property.

9. TAMIC agrees that it shall furnish to the California Commissioner of Insurance any information or reports concerning the Trust as the Commissioner, in the performance of his or her duties, may request.

10. TAMIC hereby acknowledges that all books and records relating to the services provided to the Trust hereunder are the property of the Trust and subject to its control; provided, however, that during the term of the

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        Agreement, the Trust shall not exercise such control so as to interfere with the performance of TAMIC's duties hereunder.

11. This Investment Advisory Agreement is subject to the provisions of the Investment Company Act of 1940, as amended, and the rules and regulations of the Securities and Exchange Commission.


        IN WITNESS WHEREOF, the parties hereto have caused this Investment Advisory Agreement to be signed by their respective officials thereunto duly authorized and seals to be affixed, in the case of TAMIC, as of the day and year first above written.



                                              CAPITAL APPRECIATION FUND

                                              By:
                                                 ------------------------------
                                                 Chairman, Board of Trustees

WITNESS:

---------------------------------
Secretary, Board of Trustees


                                              TRAVELERS ASSET MANAGEMENT
                                              INTERNATIONAL CORPORATION

                                              By:
                                                 ------------------------------
                                                 President

ATTEST: (Seal)


---------------------------------
Corporate Secretary